Exhibit 99.1

Marketing Specialists Corporation 17855 Dallas Parkway, Suite 200 Dallas, TX 75287 (Nasdaq: MKSP)

CONTACT
Randall Oxford, Media Relations
(972) 349-6580

FOR IMMEDIATE RELEASE
June 12, 2000

MARKETING SPECIALISTS FORMS COMMITTEE
TO REVIEW RICHMONT CAPITAL PARTNERS GROUP
TENDER OFFER

          Dallas, TX... June 12, 2000 - The board of directors of Marketing Specialists Corporation (Nasdaq: MKSP) today established and authorized a Special Committee of Disinterested Directors to review and evaluate a recent tender offer by Richmont Capital Partners I, L.P. and a group of investors.

          The Richmont offer to purchase the shares of Marketing Specialists, made in a letter sent June 7, 2000, to Marketing Specialists' board of directors, provides a $2.50 per share price and values Marketing Specialists at $350 million on an enterprise value basis. Marketing Specialists' stock closed today at 1 29/32, on volume of 150,400 shares.

          Based in Dallas, Texas, Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With more than 6,000 associates in 65 locations throughout the United States, Marketing Specialists is one of the two largest food brokers in the nation.

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